Exhibit 22

LIST OF SUBSIDIARY GUARANTORS

As of August 19, 2025, each of the following subsidiaries of FedEx guaranteed each of the senior unsecured debt securities issued by FedEx listed below. FedEx owns, directly or indirectly, 100% of each guarantor subsidiary. The guarantees are (1) unsecured obligations of the respective guarantor subsidiary, (2) rank equally with all of their other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

NAME OF GUARANTOR SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Federal Express Corporation	Delaware
FedEx Freight, Inc.	Arkansas
FedEx Office and Print Services, Inc.	Texas
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A., LLC	Delaware
Federal Express International, Inc.	Delaware

SENIOR UNSECURED DEBT SECURITIES OF FEDEX GUARANTEED BY THE GUARANTOR SUBSIDIARIES (1)

3.250% Note due 2026
1.625% Note due 2027
3.400% Note due 2028
4.200% Note due 2028
0.450% Note due 2029
3.100% Note due 2029
4.250% Note due 2030
1.300% Note due 2031
2.400% Note due 2031
3.500% Notes due 2032
0.950% Note due 2033
4.900% Note due 2034
3.900% Note due 2035
4.125% Notes due 2037
3.250% Note due 2041
3.875% Note due 2042
4.100% Note due 2043
5.100% Note due 2044
4.100% Note due 2045
4.750% Note due 2045
4.550% Note due 2046
4.400% Note due 2047
4.050% Note due 2048
4.950% Note due 2048
5.250% Note due 2050
4.500% Note due 2065

(1) References are to calendar years.